Exhibit 1

Contact:	Patrick E. Flanigan III	Brian Gill
	VP, Investor Relations	VP, Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9969	(908) 673-9530

CELGENE RECOMMENDS SHAREHOLDERS REJECT “MINI-TENDER” OFFER BY TRC CAPITAL CORPORATION

SUMMIT, NJ – (December 1, 2014) – Celgene Corporation (NASDAQ: CELG) received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 1,000,000 shares of Celgene’s common stock, approximately 0.13% of the outstanding shares, at $101.75 per share. TRC Capital’s offer is 4.71% below the market price on November 18, 2014, the date the offer commenced, and approximately 10.5% below the closing market price of $113.69 for Celgene’s common stock on November 28, 2014.

Celgene does not endorse this unsolicited “mini-tender” offer and recommends stockholders reject the offer because the offer price is below the current market price for Celgene shares and is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. Celgene recommends that any stockholders who have tendered shares to TRC Capital withdraw those shares by providing written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for December 19, 2014 unless extended.

Celgene urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

Celgene is not associated with TRC Capital, it’s “mini-tender” offer or the “mini-tender” offer documentation. The TRC Capital mini-tender offer is also not related to Celgene’s own previously announced authorization to repurchase its common shares.

TRC Capital has made similar unsolicited “mini-tender” offers for shares of other public companies. “Mini-tender” offers are designed to seek less than 5% of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure of procedural requirements applicable to most bids under U.S. securities laws.

The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Celgene also encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Celgene requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Celgene Corporation shares of common stock.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow us on Twitter @Celgene as well.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.